Exhibit 99.1

CONSENT OF Edward Greissing Jr

Advanced Human Imaging Limited (the “Company”) intends to file a Registration Statement on Form F-l (together with any amendments or supplements thereto, the “Registration Statement”) registering securities for issuance in its initial public offering. As required by Rule 438 under the Securities Act of 1933, as amended, the undersigned hereby consents to being named in the Registration Statement as a Director Nominee.

Dated: November 10, 2021

By:	/s/ Edward Greissing Jr
Name:	Edward Greissing Jr